Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, April 30, 2014

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2014 RESULTS

Cleveland, Ohio, Wednesday, April 30, 2014 - NACCO Industries, Inc. (NYSE: NC) today announced a net loss of $1.5 million, or $0.19 per diluted share, and revenues of $177.4 million for the 2014 first quarter, compared with net income of $4.4 million, or $0.53 per diluted share, and revenues of $196.1 million in the first quarter of 2013.
Consolidated Adjusted EBITDA for the first quarter of 2014 and the trailing twelve months ended March 31, 2014 was $5.2 million and $81.5 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 11.
The Company's cash position was $70.1 million as of March 31, 2014 compared with $95.4 million as of December 31, 2013 and $96.9 million as of March 31, 2013. Debt as of March 31, 2014 was $223.3 million compared with $183.8 million as of December 31, 2013 and $173.6 million as of March 31, 2013.
NACCO has repurchased approximately 107,100 shares for an aggregate purchase price of $5.9 million, including $5.0 million of stock purchased during the three months ended March 31, 2014 as part of the stock repurchase program the Company announced in November 2013, which permits the repurchase of up to $60 million of the Company's outstanding Class A common stock. Under a previous stock repurchase program which ran from November 2011 to November 2013, the Company repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.

NACCO and Subsidiaries Consolidated First Quarter Highlights
Key perspectives on NACCO's first quarter results are as follows:

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North American Coal's first quarter 2014 net income decreased to $5.7 million from $9.6 million in the first quarter of 2013. The decrease was primarily the result of reduced royalty and other income and reduced results at the consolidated mining operations mainly due to fewer tons sold as a result of a planned outage at a customer's power plant, fewer limerock yards sold and a slightly higher loss at Reed Minerals, partially offset by a decrease in income tax expense.

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Hamilton Beach's net income decreased to $0.4 million in the first quarter of 2014 from $1.5 million in the first quarter of 2013 primarily due to a substantial decrease in sales volumes. Unfavorable foreign currency movements and an increase in employee-related costs and advertising expenses also contributed to the decrease in net income.

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Kitchen Collection's first quarter 2014 net loss increased to $4.0 million from a net loss of $3.3 million in the first quarter of 2013 primarily as a result of lower sales and operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores and seasonal losses at newly opened stores.

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NACCO and Other, which includes parent company operations, reported a net loss of $1.2 million in the first quarter of 2014 compared with a net loss of $2.0 million in the first quarter of 2013. The decrease in the net loss was primarily due to an increase in management fees charged to the subsidiaries and lower professional fees in the first quarter of 2014 compared with the first quarter of 2013.

Detailed Discussion of Results

North American Coal - First Quarter Results
North American Coal's net income and revenues for the first quarter of 2014 decreased to $5.7 million and $39.9 million, respectively compared with net income of $9.6 million and revenues of $51.1 million for the first quarter of 2013. First quarter 2014 income before income tax provision was $6.1 million compared with $11.4 million in the first quarter of 2013.
Coal tons and limerock yards sold at North American Coal for the first quarters of 2014 and 2013 are as follows:

	2014	2013
Coal tons sold	(in millions)
Consolidated mines	0.8	1.1
Unconsolidated mines	7.1	7.0
Total tons sold	7.9	8.1
Limerock cubic yards sold	5.0	6.3
Revenues decreased in the first quarter of 2014 compared with the first quarter of 2013 primarily due to fewer tons and yards sold at the consolidated mining operations as a result of a planned, but longer than expected, outage at Mississippi Lignite Mining Company's customer's power plant and lower customer requirements at the limerock dragline mining operations. Significantly lower royalty and other income also contributed to the reduction in revenues. The decrease in revenue was partially offset by a slight increase in Reed Minerals revenues as a small increase in tons sold was largely offset by a lower selling price in the first quarter of 2014 compared with the first quarter of 2013.
Net income in the first quarter of 2014 decreased significantly compared with the first quarter of 2013. The decline was primarily the result of reduced royalty and other income and lower operating results at the consolidated mining operations mainly due to fewer tons sold. Reed Minerals also generated a slightly higher loss than in the first quarter of 2013 primarily as a result of an increase in depreciation expense on equipment acquired during 2013 and 2014, as well as from higher repairs and maintenance expense. The decrease in net income was partially offset by lower income tax expense due to a significantly lower effective income tax rate resulting from a shift in the mix of taxable income toward entities with lower estimated effective income tax rates and a higher tax benefit from depletion.

North American Coal - Outlook
North American Coal continues to expect improved operating performance overall at its coal mining operations in 2014. At the unconsolidated mining operations, steam coal tons delivered in 2014 are expected to increase over 2013 provided customers achieve currently planned power plant operating levels in 2014. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and full production levels are expected to be reached in late 2015. Liberty Fuels commenced production in 2013 for Mississippi Power Company's new Kemper County Energy Facility. Production levels at Liberty Fuels are expected to increase gradually from

0.5 million to 1 million tons in 2014 to full production of approximately 4.7 million tons of coal annually in 2019.
Unconsolidated mines currently in development are expected to continue to generate modest income during 2014. The three mines in development are not expected to be at full production for several years. Mining permits needed to commence mining operations were issued in 2013 for the Caddo Creek Resources Company and the Camino Real Fuels projects in Texas. Caddo Creek expects to begin making initial coal deliveries in late 2014. Camino Real Fuels expects initial deliveries in the latter half of 2015, and expects to mine approximately 3.6 million tons of coal annually when at full production. Coyote Creek Mining Company is developing a mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in May 2016.
Consolidated coal mining operations are expected to improve significantly. Tons sold at Reed Minerals are expected to continue to increase in 2014 compared with 2013 and productivity improvements and increased mining efficiencies are expected in the second half of 2014. As part of its overall Reed Minerals improvement program, North American Coal plans to temporarily idle a higher-cost Reed Minerals mining area during the last three quarters of 2014 while it files a revised mining permit. This permit will allow for a larger contiguous mining area that is expected to improve productivity and reduce costs. While this mining area is temporarily idled, North American Coal will continue to supply current customers with coal mined from a nearby operation. In addition during the fourth quarter of 2013 and the first quarter of 2014, North American Coal continued to acquire additional reserves and equipment near the Reed Minerals operation as part of its improvement program and the company's plans to expand its Alabama metallurgical coal platform. The improvements at Reed Minerals are expected to be somewhat offset by reduced results at Mississippi Lignite Mining Company due to fewer deliveries in 2014 compared with 2013 because of a planned outage at the customer's power plant in the first quarter of 2014, which was longer than expected, and another significant planned outage at the customer's power plant in the fourth quarter of 2014. Deliveries at Mississippi Lignite Mining Company are expected to increase over the longer term as a result of continued operational improvements at the customer's power plant. North American Coal also has project opportunities for which it expects to continue to incur additional expenses in 2014. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for construction of a new mine.
Limerock deliveries over the remainder of 2014 are expected to continue to be lower than 2013 as a result of reduced customer requirements.
Substantial declines in royalty and other income are also expected in 2014 from the high levels realized in 2013 and as a result, net income is expected to decrease significantly in 2014 compared with 2013.
North American Coal expects a significant decline in net income in the second quarter of 2014 compared with the first quarter of 2014 due to increased losses at Reed Minerals and substantially lower royalty and other income. However, in the second half of 2014, North American Coal expects net income to increase significantly compared with the second half of 2013. Productivity improvements and increased mining efficiencies are expected to result in a slight profit at Reed Minerals in the second half of 2014 compared with a large loss in the second half of 2013 but are not expected to offset Reed Minerals' operating losses incurred in the first half of the year. This improvement in the second half of 2014 is expected to be partially offset by significantly reduced deliveries at Mississippi Lignite Mining Company due to another planned outage at the customer's power plant and lower royalty and other income than in the second half of 2013. Overall, net income for the full year is expected to decline due to expected lower first half results. Cash flow before financing activities in 2014 is expected to be positive as compared with the negative cash flow before financing activities in 2013.
Over the longer term, North American Coal's goal is to increase earnings of its unconsolidated mines by approximately 50% by 2017 from 2012 levels through the development and maturation of its new mines and normal escalation of contractual compensation at its existing mines. Also, North American Coal has a goal of at least doubling the earnings contribution from its consolidated mining operations by 2017 from 2012 levels due to benefits from anticipated continued operational improvements at Mississippi Lignite Mining Company's customer's power plant and from the company's execution of its long-term plan at the Reed Minerals operations. The company views its acquisition of Reed Minerals as a metallurgical coal strategic initiative which includes significantly increased volume and profitability for the company over the long term.
North American Coal also expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include prospects for power generation, coal-to-liquids, coal-to-chemicals, coal gasification, coal drying and other clean coal technologies. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects, particularly in India.

Hamilton Beach - First Quarter Results
Hamilton Beach reported net income of $0.4 million and revenues of $101.3 million for the first quarter of 2014, compared with net income of $1.5 million and revenues of $106.2 million for the first quarter of 2013.
Revenues and net income decreased in the first quarter of 2014 compared with the first quarter of 2013 primarily due to a decrease in unit sales volumes, mainly in the U.S. consumer retail markets, which was partially offset by a shift in sales to higher-priced, higher-margin products. Unfavorable foreign currency movements as the Canadian dollar and Mexican peso weakened against the U.S. dollar and an increase in employee-related costs and advertising expenses also contributed to the decrease in net income.

Hamilton Beach - Outlook
Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in 2014. International and commercial product markets in which Hamilton Beach participates are also anticipated to grow in 2014 compared with 2013.
Hamilton Beach expects sales volumes to grow more favorably than the market due to improved placements in 2014 compared with 2013. Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. Hamilton Beach expects the FlexBrewTM coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker, launched in early 2013, to continue to gain market position. The company is continuing to introduce innovative products and upgrades to certain products in several small appliance categories. These products, as well as other new product introductions in the pipeline for 2014, are expected to affect both revenues and operating profit positively. As a result of these new products and execu tion of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in 2014 compared with 2013 at more than the 2014 market forecast rate of increase.
Overall, Hamilton Beach expects full-year 2014 net income to be comparable to or moderately lower than 2013. The anticipated increase in sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives is expected to be substantially offset by the costs of implementing those initiatives and by increased advertising and promotional costs and outside services fees. Product and transportation costs, as well as the negative effects of foreign currency fluctuations, are expected to gradually increase throughout 2014 compared with 2013. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements appropriately in response to such cost increases. Hamilton Beach expects cash flow before financing activities in 2014 to be substantial but down significantly from 2013.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth and a focus on its five strategic volume growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. During 2013 and the first quarter of 2014, Hamilton Beach continued to make strides in the execution of its strategic initiatives and expects to continue to do so in the remainder of 2014.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $4.0 million and revenues of $36.9 million for the first quarter of 2014 compared with a net loss of $3.3 million and revenues of $39.7 million for the first quarter of 2013.
The decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since March 31, 2013 and a decrease in comparable store sales at both the Kitchen Collection® and Le Gourmet Chef® stores. The decline in comparable store sales was predominantly due to a decrease in customer visits and store transactions, partially offset by a modest improvement in the average sales transaction value. First quarter 2014 revenues were also unfavorably affected by an increase in the number of temporary store closures due to inclement weather. The decline in revenue was partially offset by sales at newly opened Kitchen Collection® stores.
At March 31, 2014, the company operated 238 Kitchen Collection® stores compared with 255 stores at March 31, 2013 and 20 Le Gourmet Chef® stores at March 31, 2014 compared with 44 stores at March 31, 2013. At year-end 2013, Kitchen Collection® and Le Gourmet Chef® operated 272 and 32 stores, respectively.
The increase in Kitchen Collection's first quarter 2014 net loss was primarily the result of lower operating margins at both Kitchen Collection® and Le Gourmet Chef® stores mainly caused by the reduction in sales and unfavorable margins from the liquidation of discontinued inventory and inventory at stores that closed. Seasonal losses at newly opened stores also contributed to the increase in the net loss.

Kitchen Collection - Outlook
Consumer traffic to all mall locations, and particularly outlet malls, continued to decline in the first quarter of 2014 and prospects for the remainder of 2014 are uncertain. Fewer households were established in 2013, and this trend is expected to continue in 2014 because the middle-market consumer remains under pressure as a result of financial and economic concerns. These concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels for Kitchen Collection's target customer in 2014. In this context, Kitchen Collection closed 48 stores in the first quarter of 2014 and plans to close approximately ten more in the second quarter, as part of a program to close underperforming stores and realign the business around core stores which perform with acceptable profitability. Kitchen Collection plans to maintain a lower number of stores in 2014 and, as a result, expects 2014 revenues to decrease compared with 2013.
The net effect of closing stores early in 2014 and the anticipated opening of a small number of new stores during the second half of 2014 is expected to contribute to significantly improved operating results beginning in the second quarter and gradually improving throughout 2014 with the objective of approaching break-even operating profit for the full year, compared with a significant loss in 2013, and to generate positive cash flow before financing activities. As part of Kitchen Collection's program to realign its business, the company has taken additional steps to reduce expenses through a number of cost reduction programs implemented during the first quarter of 2014 at its headquarters, distribution center and remaining core stores and by terminating its medical benefit plan in late February 2014. This program is expected to be mostly finalized in the second quarter of 2014 and is expected to generate significant improvements during the second half of 2014. In addition, during the first quarter Kitchen Collection executed revisions to its store layouts designed to focus customers on higher-margin products. These changes appear to be working as margins improved late in the first quarter of 2014 and are expected to continue improving during the balance of 2014. Overall, however, Kitchen Collection expects a moderate net loss in 2014.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. A particular focus will be on increasing sales of higher-margin products. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores. In the near term, Kitchen Collection expects to add stores cautiously and focus its growth on its core Kitchen Collection® stores, with new stores expected to be located in sound positions in strong outlet malls.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 1, 2014 at 9:30 a.m. eastern time. The call may be accessed by dialing (888) 679-8033 (Toll Free) or (617) 213-4846 (International), Pass code: 47632571, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 8, 2014. The online archive of the broadcast will be available on the NACCO Industries website.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Kemper County Energy Facility in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) the impact of tax penalties under health care reform legislation beginning in 2015.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31
	2014	2013
	(In thousands, except per share data)

Revenues	$177,413	$196,052
Cost of sales	141,242	149,791
Gross profit	36,171	46,261
Earnings of unconsolidated mines	12,438	12,098
Operating expenses
Selling, general and administrative expenses	48,429	50,296
Amortization of intangible assets	765	1,041
	49,194	51,337
Operating profit (loss)	(585)	7,022
Other expense (income)
Interest expense	1,454	1,304
Income from other unconsolidated affiliates	(388)	(391)
Closed mine obligations	316	405
Other, net, including interest income	122	(133)
	1,504	1,185
Income (loss) before income tax provision (benefit)	(2,089)	5,837
Income tax provision (benefit)	(565)	1,415
Net income (loss)	$(1,524)	$4,422

Basic earnings (loss) per share	$(0.19)	$0.53
Diluted earnings (loss) per share	$(0.19)	$0.53

Dividends per share	$0.25	$0.25

Basic weighted average shares outstanding	7,848	8,360
Diluted weighted average shares outstanding	7,860	8,399
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2014	2013
	(In thousands)
Revenues
North American Coal	$39,872	$51,147
Hamilton Beach	101,325	106,151
Kitchen Collection	36,876	39,711
NACCO and Other	—	—
Eliminations	(660)	(957)
Total	$177,413	$196,052

Operating profit (loss)
North American Coal	$6,653	$11,785
Hamilton Beach	937	2,668
Kitchen Collection	(6,514)	(4,980)
NACCO and Other	(1,352)	(2,436)
Eliminations	(309)	(15)
Total	$(585)	$7,022

Income (loss) before income tax provision (benefit)
North American Coal	$6,055	$11,361
Hamilton Beach	422	2,382
Kitchen Collection	(6,620)	(5,054)
NACCO and Other	(1,637)	(2,837)
Eliminations	(309)	(15)
Total	$(2,089)	$5,837

Net income (loss)
North American Coal	$5,705	$9,591
Hamilton Beach	350	1,501
Kitchen Collection	(4,033)	(3,267)
NACCO and Other	(1,197)	(2,003)
Eliminations	(2,349)	(1,400)
Total	$(1,524)	$4,422

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	6/30/2013	9/30/2013	12/31/2013	3/31/2014	3/31/2014 Trailing 12 Months
Net income (loss)	$5,147	$12,325	$22,556	$(1,524)	$38,504
Goodwill impairment charge	—	—	3,973	—	3,973
Income tax provision (benefit)	2,096	3,159	4,600	(565)	9,290
Interest expense	1,148	1,044	1,279	1,454	4,925
Interest income	(6)	(78)	(135)	(150)	(369)
Depreciation, depletion and amortization expense	4,837	6,168	8,195	5,979	25,179
Adjusted EBITDA*	$13,222	$22,618	$40,468	$5,194	$81,502

	Quarter Ended
	(In thousands)
	6/30/2012	9/30/2012	12/31/2012	3/31/2013	3/31/2013 Trailing 12 Months
Net income	$21,712	$38,104	$23,632	$4,422	$87,870
Income from discontinued operations, net of tax	(18,269)	(27,728)	—	—	(45,997)
Income tax provision	1,387	3,299	9,141	1,415	15,242
Interest expense	1,504	1,509	1,368	1,304	5,685
Interest income	(70)	—	(13)	(6)	(89)
Depreciation, depletion and amortization expense	3,364	4,629	6,589	5,372	19,954
Adjusted EBITDA from continuing operations*	$9,628	$19,813	$40,717	$12,507	$82,665

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before discontinued operations, goodwill impairment charge and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

CONTRIBUTION FROM CONSOLIDATED MINES
	Three Months Ended
	March 31
	2014	2013
	(In thousands)
Revenue - consolidated mines	$37,496	$45,835

Gross profit - consolidated mines	$914	$3,677
Amortization of intangibles	765	1,041
Contribution from consolidated mines*	$149	$2,636

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended
	March 31
	2014	2013
	(In thousands)
Earnings of unconsolidated mines	$12,438	$12,098
Contribution from consolidated mines *	149	2,636
Contribution from royalty and other*	1,931	5,052
Total	$14,518	$19,786
Selling, general and administrative expenses	7,865	8,001
North American Coal operating profit	$6,653	$11,785

*Contribution from consolidated mines in this press release is provided solely as a supplemental disclosure with respect to operating results. Contribution from consolidated mines does not represent operating profit, as defined by U.S. GAAP and should not be considered as a substitute for operating profit or operating loss. Contribution from consolidated mines is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)